Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122432) pertaining to the 2005 Management Stock Plan of Oglebay Norton Company of our report dated March 25, 2005, with respect to the consolidated financial statements of Oglebay Norton Company included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 25, 2005